Exhibit 99.22

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040
Telephone: (602) 437-5400
FOR IMMEDIATE RELEASE	Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 277-5162	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Reports Second Quarter Results

     PHOENIX, ARIZONA, August 12, 2004 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced its financial results for the second quarter and first half of 2004.

Second Quarter Results

     For the three months ended June 30, 2004, revenue increased 4% to $43.7 million from $42.0 million for the second quarter of 2003. Net income for this year’s second quarter was $0.04 million, or $0.01 per diluted share. This compares to net income for last year’s second quarter of $0.52 million, or $0.14 per diluted share.

First Half Results

     For the six months ended June 30, 2004, revenue increased 12% to $82.9 million from $74.2 million for the first half of 2003. Net income for the first six months of 2004 was $0.48 million, or $0.13 per diluted share. This compares to net income for the first six months of 2003 of $0.54 million, or $0.15 per diluted share.

Construction Materials Segment

     Revenue from Meadow Valley’s construction materials business increased 23% to $14.8 million for this year’s second quarter compared to $12.1 million for the second quarter of 2003. For the first half, revenue increased 30% to $28.4 million from $21.9 million for the first half of 2003. Gross margin was 10% for this year’s second quarter and first half, compared to gross margin of 11% and 10% for the second quarter and first six months of 2003, respectively.

     “We have had to raise prices to accommodate rising costs, but we also added 10 ready-mix trucks to our fleet during this year’s first quarter. Both increased unit sales and prices account for the revenue growth in both periods.” said Bradley E. Larson, chief executive officer.

Construction Services Segment

     Revenue from Meadow Valley’s construction services business declined 3% to $28.9 million for this year’s second quarter from $29.9 million for the same period a year ago. For the first six months, revenue increased 4% to $54.4 million from $52.2 million for the first half of 2003. Gross margin was 0.3% for this year’s second quarter and 2.2% for the first half of 2004. This compares to gross margin of 3.8% for the second quarter and 3.8% for the first half of 2003, respectively.

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Meadow Valley Reports Second Quarter Results
August 12, 2004
Page Two

     The decrease in gross margin for the second quarter of 2004 compared to the prior year was due to losses recognized on a single project in Utah of approximately $1.2 million and legal fees related to the Clark County arbitration hearing.

     Gross margin for the first half benefitted from the net gain of $1.7 million resulting from the $7 million settlement with the New Mexico State Highway and Transportation Department, but was offset by the losses on the Utah project as well as cost overruns and quantity underruns on two other projects.

Backlog

     The backlog of heavy construction projects at June 30, 2004 was approximately $67.5 million compared to backlog of approximately $49.5 million at June 30, 2003. In July and August 2004, Meadow Valley was awarded new contracts valued at approximately $9.1 million. As of August 9, 2004, the Company was low bidder on additional contracts valued at approximately $7.3 million that are expected to be awarded this month.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s construction materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas, Phoenix and Salt Lake City metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Construction Services	$54,435,737	$52,229,216	$28,858,151	$29,866,194
Construction Materials	28,441,115	21,935,244	14,849,968	12,104,155

Total revenue	82,876,852	74,164,460	43,708,119	41,970,349

Cost of revenue:
Construction Services	53,223,454	50,247,657	28,757,428	28,733,952
Construction Materials	25,586,901	19,723,753	13,348,169	10,749,515

Total cost of revenue	78,810,355	69,971,410	42,105,597	39,483,467

Gross profit	4,066,497	4,193,050	1,602,522	2,486,882
General and administrative expenses	3,092,056	3,110,441	1,419,537	1,530,775

Income from operations	974,441	1,082,609	182,985	956,107

Other income (expense):
Interest income	45,979	33,651	34,032	15,900
Interest expense	(195,314)	(261,773)	(111,028)	(153,921)
Other income (expense)	(66,564)	11,044	(46,108)	15,999

	(215,899)	(217,078)	(123,104)	(122,022)

Income before income taxes	758,542	865,531	59,881	834,085
Income tax expense	(283,442)	(324,574)	(21,444)	(312,782)

Net income	$475,100	$540,957	$38,437	$521,303

Basic net income per common share	$0.13	$0.15	$0.01	$0.14

Diluted net income per common share	$0.13	$0.15	$0.01	$0.14

Basic weighted average common shares outstanding	3,601,250	3,584,955	3,601,250	3,601,250

Diluted weighted average common shares outstanding	3,739,844	3,584,955	3,742,934	3,601,250

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2004	2003
	(unaudited)	(audited)
Assets:
Current Assets:
Cash and cash equivalents	$5,685,258	$4,738,388
Restricted cash	1,778,690	1,844,891
Accounts receivable, net	21,820,662	20,664,022
Claims receivable	—	4,101,898
Prepaid expenses and other	1,692,619	2,196,899
Inventory, net	906,651	1,249,118
Land held for sale	—	264,738
Costs and estimated earnings in excess of billings on uncompleted contracts	1,275,789	1,463,309
Deferred tax asset	998,033	1,243,896

Total Current Assets	34,157,702	37,767,159
Property and equipment, net	17,139,123	13,127,675
Refundable deposits	112,692	94,299
Mineral rights and pit development, net	280,576	309,110
Claims receivable	3,521,080	3,521,080

Total Assets	$55,211,173	$54,819,323

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$17,039,705	$18,646,857
Accrued liabilities	4,248,524	4,563,816
Notes payable	3,477,597	3,512,286
Obligations under capital leases	1,093,492	878,280
Billings in excess of costs and estimated earnings on uncompleted contracts	5,299,775	4,955,454

Total Current Liabilities	31,159,093	32,556,693
Deferred tax liability	2,643,055	2,604,652
Notes payable, less current portion	7,688,829	6,999,729
Obligations under capital leases, less current portion	1,671,911	1,085,064

Total Liabilities	43,162,888	43,246,138

Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,601,250 and 3,601,250 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	1,900,262	1,425,162

Total Stockholders’ Equity	12,048,285	11,573,185

Total Liabilities and Stockholders’ Equity	$55,211,173	$54,819,323